Industrial Sublease Agreement

INDUSTRIAL SUBLEASE AGREEMENT

1615 PLYMOUTH STREET

MOUNTAIN VIEW, CALIFORNIA

Tenant: Sunstorm Research Corporation

Subtenant: Polygenetics, Inc.

Date: 1 April, 2004

Parties

1.1 This Sublease is made and entered into as of 1 April, 2004, by and between Sunstorm Research Corporation ("Sunstorm"), and Polygenetics, Inc. ("Subtenant"), under the Master Lease dated 1 July, 2003, between James R. Benson, as "Landlord" and Sunstorm Research Corporation as “Tenant”. A copy of the Master Lease is attached hereto as Attachment I and incorporated herein by this reference.

Provisions Constituting Sublease

2.1 This Sublease is subject to all of the terms and conditions of the Master Lease. Subtenant hereby assumes and agrees to perform all of the obligations of Tenant under the Master Lease except as specifically set forth herein. Sunstorm hereby agrees to cause Landlord under the Master Lease to perform all of the obligations of Landlord thereunder to the extent said obligations apply to the Subleased Premises and Subtenant's use of the Subleased Premises. Subtenant shall not commit or permit to be committed on the Subleased Premises any act or omission which violates any term or condition of the Master Lease. Except to the extent waived or consented to in writing by the other party or parties hereto who are affected thereby, neither of the parties hereto will, by renegotiation of the Master Lease, assignment, subletting, default or any other voluntary action, avoid or seek to avoid the observance or performance of the terms to be observed or performed hereunder by such party, but will at all times in good faith assist in carrying out all the terms of this Sublease and in taking all such action as may be necessary or appropriate to protect the rights of the other party or parties hereto who are affected thereby against impairment. Nothing contained in this Section 2.1 or elsewhere in this Sublease shall prevent or prohibit Sunstorm (a) from exercising its right to terminate the Master Lease pursuant to the terms thereof or (b) from assigning its interest in this Sublease or subletting the Premises to any other third party.

2.2 All of the terms and conditions contained in the Master Lease are incorporated herein, and the terms and conditions specifically set forth in this Sublease, shall constitute the complete terms and conditions of this Sublease.

Subleased Premises, Rent and Financial Obligations

3.1 Subleased Premises

Sunstorm leases to Subtenant and Subtenant leases from Sunstorm the Subleased Premises upon all of the terms, covenants and conditions contained in this Sublease. The Subleased Premises consist of approximately 13,200 ± square feet, located at 1615 Plymouth Street, Mountain View, California. The parties agree to shared use of Subleased Premises, including DI water system, restrooms, kitchen, clean rooms, office areas, storage areas, mezzanine area, conference room and general research and laboratory areas.

3.2 Rent

Subtenant shall pay to Sunstorm as Rent for the Subleased Premises the sum of Fourteen Thousand Dollars ($14,000) per month, without deductions, offset, prior notice or demand. Rent shall be payable by Subtenant to Sunstorm in consecutive monthly installments on or before the first day of each calendar month during the Sublease Term. If the Sublease commencement date or the termination date of the Sublease occurs on a date other than the first day or the last day, respectively, of a calendar month, then the Rent for such partial month shall be prorated and the prorated Rent shall be payable on the Sublease commencement date or on the first day of the calendar month in which the Sublease termination date occurs, respectively.

3.3

Increases in Rent

Commencing January 1, 2005, the rent shall increase according to the schedule set forth in the Master Lease, with Subtenant paying Sunstorm rent in proportion to Subtenant’s use of the Subleased Premises, which amount shall not be less than 50% of the rent schedule set forth in the Master Lease.

3.4

Advance Payment of Last Month's Rent

Within 150 days following Subtenant's execution of this Lease, Subtenant shall deposit with Sunstorm the sum of $ 23,100 as Subtenant’s proportionate share of the advance payment of the last month's rent as required in the Master Lease.

3.5 Security Deposit

Within 150 days following Subtenant's execution of this Lease, Subtenant shall pay to Sunstorm the sum of $25,000 as a non-interest bearing Security Deposit, representing Subtenant’s proportionate share of the Security Deposit as set forth in the Master Lease. In the event Subtenant has performed all of the terms and conditions of this Sublease during the term hereof, Sunstorm shall return to Subtenant, within ten days after Subtenant has vacated the Subleased Premises, the Security Deposit less any sums due and owing to Sunstorm.

3.6 Utilities

In addition to the Rent specified above, Subtenant shall pay Sunstorm for all utility costs associated with the Subleased Premises, including gas, electric, water, waste removal and other such utilities that are required in the Master Lease. The amount Subtenant shall be obligated to pay Sunstorm shall be in proportion to Subtenant’s proportionate use of the Subleased Premises.

3.5 Property Taxes

In addition to the Rent specified above, Subtenant shall pay Sunstorm for all property taxes associated with the Subleased Premises that are required in the Master Lease. The amount Subtenant shall be obligated to pay Sunstorm shall be in proportion to Subtenant’s proportionate use of the Subleased Premises.

3.6 Insurance

In addition to the Rent specified above, Subtenant shall pay Sunstorm for all insurance costs associated with the Subleased Premises that are required by the Master Lease. The amount Subtenant shall be obligated to pay Sunstorm shall be in proportion to Subtenant’s proportionate use of the Subleased Premises.

3.7 Maintenance Costs

In addition to the Rent specified above, Subtenant shall pay Sunstorm for all maintenance costs associated with the Subleased Premises that are required by the Master Lease. The amount Subtenant shall be obligated to pay Sunstorm shall be in proportion to Subtenant’s proportionate use of the Subleased Premises.

Rights of Access and Use; Term

4.1 Use

Subtenant shall use the Subleased Premises only for those purposes permitted in the Master Lease, unless Sunstorm and Landlord consent in writing to other uses prior to the commencement thereof.

4.2 Sublease Term

The Sublease Term shall be for the period commencing on 1 April, 2004, and continuing through 31 December, 2010. In no event shall the Sublease Term extend beyond the Term of the Master Lease.

Notices

All notices, demands, consents and approvals which may become or are required to be given by either party to the other hereunder shall be given in the manner provided in the Master Lease, at the addresses shown on the signature page hereof. Sunstorm shall notify Subtenant of any Event of Default under the Master Lease, or of any other event of which Sunstorm has actual knowledge which will impair subtenant's ability to conduct its normal business at the Subleased Premises, as soon as reasonably practical following Sunstorm's receipt of notice from the Landlord of an Event of Default or actual knowledge of such impairment. If Sunstorm elects to terminate the Master Lease, Sunstorm shall so notify Subtenant by giving at least 60 days notice prior to the effective date of such termination.

IN WITNESS WHEREOF, Sunstorm and Subtenant have executed this Sublease the date and year first above written.

“SUNSTORM"

“SUBTENANT"

SUNSTORM RESEARCH CORPORATION

POLYGENETICS, INC.

a California corporation

a California corporation

/s/ James R. Benson

/s/ James R. Benson

James R. Benson, Ph.D.

By:  James R. Benson

Its: President

Its:  President

Address:

P.O. Box 33115

Los Gatos, CA 95031

/s/ James R. Benson

By: James R. Benson

Its:  Secretary

Address:

1615 Plymouth Street

Mountain View, CA 94043